Exhibit 99.1

Intel Corporation
2200 Mission College Blvd.
Santa Clara, CA 95054-1549

Intel Appoints Bob Swan Executive Vice President

And Chief Financial Officer

SANTA CLARA, Calif., Sept. 19, 2016 – Intel Corporation today announced the appointment of Robert “Bob” H. Swan as executive vice president and chief financial officer (CFO), effective October 10, 2016. Swan will report to Intel CEO, Brian Krzanich and oversee Intel’s global Finance and IT organizations as well as the Corporate Strategy Office. He replaces Stacy Smith who, as previously announced, is taking a broader role within Intel leading manufacturing, sales and operations. Smith served nine years as Intel’s CFO.

“I’m thrilled to join Intel, a company where incredible innovation is supported by strong financial management,” said Swan.

“Bob brings a wealth of leadership and financial experience to Intel. His financial acumen and strategic insight will be welcome additions to our leadership team as Intel’s transformation continues,” said Brian Krzanich, Intel CEO.

Swan, 56, joins Intel from growth equity firm General Atlantic where he served as an operating partner working closely with the firm’s global portfolio companies on growth objectives. Prior to General Atlantic, he served nine years as the CFO of eBay, Inc. Before that, he was CFO at Electronic Data Systems Corp, TRW, Inc., and served as CFO, COO and CEO of Webvan Group, Inc. Prior to that, Bob served in a number of senior finance roles at General Electric.

About Intel

Intel (NASDAQ: INTC) expands the boundaries of technology to make the most amazing experiences possible. Information about Intel can be found at newsroom.intel.com and intel.com.

Intel and the Intel logo are trademarks of Intel Corporation in the United States and other countries.

*	Other names and brands may be claimed as the property of others.

CONTACTS:	Cara Walker	Trey Campbell
	Media Relations	Investor Relations
	503-696-0831	503-696-0431
	cara.walker@intel.com	trey.s.campbell@intel.com